Exhibit 3.213

ARTICLES OF INCORPORATION

OF

MAC Medical Management, Inc.

ARTICLE I

The name of this corporation is:

MAC Medical Management, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The name in the State of California of this corporation’s initial agent for service of process is Corporation Service Company Which Will Do Business in California as CSC-Lawyers Incorporating Service.

ARTICLE IV

This corporation shall have the authority to issue only one class of shares of stock which shall be designated Common Stock. The total number of shares of Common Stock which the corporation is authorized to issue is One Thousand (1,000) shares.

ARTICLE V

The initial street and mailing address of the Corporation is:

2420 Camino Ramon, Suite 270

San Ramon, CA 94583

ARTICLE V

The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law as it now exists or may hereafter be amended in a manner more favorable to directors. No amendment, repeal or modification of this ARTICLE V shall adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal or modification.

ARTICLE VI

This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with such agents, votes of shareholders or disinterested directors or otherwise, or any combination of the foregoing, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits on indemnification set forth in Section 204 of the California Corporations Code with respect to actions for breach of a duty to the corporation and its shareholders. No amendment, repeal or modification of this ARTICLE VI shall adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

Dated: September 19, 2013

/s/ Michele Barni
Michele Barni, Sole Incorporator

CERTIFICATE OF AMENDMENT

OF ARTICLES OF INCORPORATION

OF

MAC MEDICAL MANAGEMENT, INC.

The undersigned certifies that:

1.	He is the President and the Secretary of MAC Medical Management, Inc.

2.	Article 1 of the Articles of Incorporation of this corporation is amended to read as follows:

The name of the corporation is Sheridan Healthcorp of California, Inc.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 610. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Date: November 15, 2013	By:	/s/ Jay A. Martus
		Name:	Jay A. Martus
		Title:	Vice President and Secretary